Exhibit 10.2

SJW CORP.
EXECUTIVE OFFICER SHORT-TERM INCENTIVE PLAN
I.    PURPOSE OF THE PLAN
      The SJW Corp. Executive Officer Short-Term Incentive Plan
(the "Plan") is intended to promote the interests of SJW Corp.
(the "Company") and its shareholders by establishing a compensation program to provide the Company's executive officers with the opportunity to earn incentive awards that are tied to the achievement of specific performance objectives and that should accordingly qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time (the "Code").

II.    PLAN STRUCTURE
      A. Bonuses shall be earned under the Plan on the basis of the
Company's performance measured in terms of one or more pre-established performance objectives to be attained over a designated performance period (the "Performance
Period"). Each applicable Performance Period under the Plan shall be established by the Plan Administrator and may range in duration from a minimum period of twelve (12) months to a maximum period of thirty-six (36) months. The initial
Performance Period shall be the twelve (12)-month period coincident with the
Company's 2009 fiscal year beginning January 1, 2009 and ending December
31, 2009.
      B. No bonus shall be earned with respect to a particular performance goal unless that performance goal is attained at the minimum threshold level. The Participant may earn a bonus at a dollar amount in excess of the target bonus set for the Participant for a particular Performance Period if the applicable performance goals for that Performance Period are attained at an above-target level.
      C. The Plan Administrator shall have the discretionary authority to reduce the actual bonus amount payable to any Participant below the amount that would otherwise be payable to that individual based solely on the attained level of the performance goals for the applicable Performance Period. In no event, however, may the Plan Administrator increase the bonus amount payable to a Participant beyond the maximum bonus amount set for the attained level of performance.
III.  PLAN ADMINISTRATION
      A. The Plan shall be administered by a committee of two or more non-employee members of the Company's Board of Directors, each of whom shall qualify as an "outside director" under Code Section 162(m) and
Section 1.162-27(e) of the Treasury Regulations thereunder. Such committee in its capacity as administrator of the Plan (the "Plan Administrator") shall have full power and authority (subject to the express provisions of the Plan) to:


                  a.    establish the duration of each Performance
Period;
                  b. select the eligible individuals who are to participate in the Plan for such Performance Period;
                  c. determine the specific performance objectives for each Performance Period at one or more designated levels of attainment and set the bonus potential for each participant at each corresponding level of attainment;
                  d. certify the attained level of the applicable performance goals for the Performance Period and determine, on the basis of that certification, the actual bonus for each participant in an amount not to exceed his or her maximum bonus potential for the certified level of attainment; and
                  e. exercise discretionary authority, when appropriate, to reduce the actual bonus payable to any participant below his or her bonus potential for the attained level of performance for the Performance Period.
      B. The Plan Administrator shall also have full power and authority to interpret and construe the provisions of the Plan and adopt rules and regulations for the administration of the Plan.
      C. Decisions of the Plan Administrator shall be final and binding upon all parties who may have an interest in the Plan or any bonus amount payable under the Plan.
IV.   ELIGIBILITY AND PARTICIPATION
      A. The individuals eligible to participate in the Plan shall be limited to the executive officers of the Company subject to the short-swing profit liability provisions of Section 16 of the Securities Exchange
Act of 1934, as amended. The Plan Administrator shall have complete discretion in selecting the eligible individuals who are to participate in the Plan for one or more Performance Periods.
      B. An individual selected for participation in the Plan for a Performance Period shall cease to be a participant and shall not be entitled to any bonus payment for that Performance Period if such individual ceases Employee status for any reason prior to the date that Performance Period ends (the "Completion Date"); provided, however, that the following participants shall receive a portion of the actual bonus to which they would otherwise have been entitled pursuant to Articles V and VI, on the basis of the attained level of performance for that Performance Period, had they continued in Employee status through the Completion Date:
      (i) any participant who ceases Employee status prior to the Completion Date by reason of death or Disability;
      (ii) any participant whose Employee status terminates under circumstances entitling that individual to a full or pro-rata bonus pursuant to the express terms of any agreement or arrangement to which that individual and the Company are parties; and
      (iii) any participant whose Employee status terminates under special circumstances that warrant, in the Plan Administrator's sole discretion, a pro-rated bonus award for that Performance Period.
      C. In no event shall the bonus paid to any participant pursuant to Paragraph IV.B exceed the dollar amount determined by dividing
(a) the actual bonus to which that participant would have become entitled pursuant to Articles V and VI, on the basis of the attained level of performance for the Performance Period, had he or she continued in Employee status through the Completion Date by (b) a fraction the numerator of which is the number of days such individual remained in active Employee status during that Performance Period and the denominator of which is the total number of days in such Performance Period; provided, however, that a participant covered under subparagraph (ii) of Paragraph IV.B may become entitled, pursuant to the terms of his or her agreement or arrangement with the Company, to the full amount of the bonus earned for the Performance Period on the basis of the attained level of performance.
      D. For purposes of this Article IV, the following definitions shall be in effect:
      (i) A participant shall be deemed to continue in "Employee" status for so long as that individual remains in the employ of the Company or any parent or subsidiary of the Company.
      (ii) A participant shall be deemed to have ceased Employee status by reason of a "Disability" if such cessation of Employee status occurs by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.
      (iii) Each corporation (other than the Company) in an unbroken chain of corporations ending with the Company shall be considered to be a "parent" of the Company, provided that each such corporation (other than the Company) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other
      (iv) Each corporation (other than the Company) in an unbroken chain of corporations beginning with the Company shall be considered to be a "subsidiary" of the Company, provided that each such corporation (other than the last corporation in the unbroken chain) owns, at the time of determination, stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in such chain.
      E. A participant who is absent from active Employee status for a portion of a Performance Period by reason of an authorized leave of absence shall not be deemed to have ceased Employee status during the period of that leave. However, any bonus to which such participant may otherwise become entitled under the Plan for that Performance Period based on the attained level of performance for such Performance Period shall be pro-rated based on the portion of that Performance Period during which that individual is in active working status and not on such leave of absence, unless the Plan Administrator otherwise deems it appropriate under the circumstances to provide that individual with the full bonus that he or she would have earned for that Performance Period, on the basis of the attained level of performance, had there been no leave of absence.
V.    DETERMINATION OF PERFORMANCE GOALS AND POTENTIAL BONUS
AMOUNTS
      A. Participants shall be eligible to earn a cash bonus under the Plan for each Performance Period for which one or more performance objectives established by the Plan Administrator for that Performance Period are attained. The Plan Administrator shall, within the first ninety (90) days of each Performance Period, establish the specific performance objectives for that Performance Period. In no event may a performance objective be established at a time when there exists no substantial uncertainty as to its attainment.
      B. For each Performance Period, the performance objectives may be based on one or more of the following criteria: (i) pre-tax or after-tax earnings, profit or net income, (ii) revenue or revenue growth, (iii) earnings per share, (iv) return on assets, capital or shareholder equity, (v) total shareholder return, (vi) gross or net profit margin, (vii) cash flow, (viii) approved rate increases, (ix) earnings or operating income before interest, taxes, depreciation, amortization and/or charges for stock-based compensation,
(x) increases in customer base, (xi) operating income, net operating income or net operating income after recorded tax expense, (xii) operating profit, net operating profit or net operating profit after recorded tax expense,
(xiii) operating margin, (xiv) cost reductions or other expense control objectives, (xv) market price of the Company's common stock, whether measured in absolute terms or in relationship to earnings or operating income,
(xvi) compliance with applicable environmental requirements or applicable regulatory requirements, (xvii) budget objectives, (xviii) working capital,
(xix) mergers, acquisitions or divestitures, (xx) attainment of water industry objectives measured in terms of water quality, service, reliability and efficiency or (xxi) measures of customer satisfaction. In addition, such performance criteria may be based upon the attainment of specified levels of the Company's performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company's business units or divisions or any parent or subsidiary. Each applicable performance criteria may be structured at the time of establishment to provide for appropriate adjustment for one or more of the following items: (i) asset impairments or write-downs, (ii) litigation judgments or claim settlements,
(iii) the effect of changes in tax law, accounting principles or other laws, regulations or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any extraordinary nonrecurring items as described in Accounting Principles Board Opinion
No. 30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year, (vi) the operations of any business acquired by the Company or any parent or subsidiary or of any joint venture in which the Company or any parent or subsidiary participates, (vii) the divestiture of one or more business operations or the assets thereof or
(viii) the costs incurred in connection with such acquisitions or divestitures.


      C. For each performance objective, the Plan Administrator may establish up to three (3) designated levels of attainment: threshold, target and above-target levels of attainment. At the time the performance objectives for a particular Performance Period are established, the Plan Administrator shall also set the bonus potential for each participant at each of the designated performance levels. Alternatively, the Plan Administrator may establish a linear formula for determining the bonus potential at various points of performance goal attainment. Under no circumstance, however, shall the aggregate bonus potential for any participant for any Performance Period exceed the applicable Maximum Bonus Amount set forth in Paragraph VI.B.
      D.    The actual bonuses to be paid for each Performance Period
shall be determined by the Plan Administrator on the basis of the level at which each of the performance objectives applicable to that Performance
Period is actually attained. Accordingly, each performance objective shall be measured separately in terms of actual level of attainment and shall be weighted, equally or in such other proportion as the Plan Administrator shall determine at the time such performance objectives are established, in determining the actual bonus payable to each participant for the Performance Period. For example, if four (4) performance objectives are established for the Performance Period and weighted equally, then each of those objectives attained at target level will contribute an amount equal to twenty-five percent (25%) of the total bonus payable to the participant at target level performance, and each objective attained at above-target level will contribute an amount equal to twenty-five percent (25%) of the total bonus payable to the participant at above-target level performance. However, no bonus amount shall be payable with respect any performance objective, unless the specified threshold level for that objective is attained.
      E.    The Plan Administrator shall certify in writing the
actual level of attainment of each performance objective for the
Performance Period before any bonuses are paid for that Performance
Period.
      F.    The Plan Administrator shall not waive any performance
objective applicable to a participant's bonus potential for a particular Performance Period, except under such circumstances as the Plan
Administrator deems appropriate in the event a Change in Control should occur prior to the Completion Date of that Performance Period. For purposes of the Plan, a Change in Control shall have the same definition as set forth in the Company's Amended and Restated Long-Term Incentive Plan.
VI.	INDIVIDUAL BONUS AWARDS
      A. The actual bonus to be paid to each participant for a particular Performance Period will be determined on the basis of the bonus potential established for that individual at the various levels of attainment designated for each of the performance goals applicable to that Performance Period. Should the actual level of attainment of any such performance goal be between two of the designated levels, then the participant's bonus potential will be interpolated on a straight-line basis. In no event shall any participant be awarded a total bonus in excess of the amount determined on the basis of the bonus potential (as so interpolated) established for the particular level at which each of the applicable performance goals for the Performance Period is attained. However, the Plan Administrator shall have the discretion to reduce or eliminate the bonus that would otherwise be payable with respect to one or more performance goals on the basis of the certified level of attained performance of those goals.
      B. The maximum bonus payment under the Plan (the "Maximum Bonus Amount") that any one participant may receive shall be limited to One Million Dollars ($1,000,000) per each twelve (12)-month period included within the applicable Performance Period, up to a maximum award of Three Million Dollars ($3,000,000) for any Performance Period with a maximum duration of thirty-six
(36) months.
      C. Except as otherwise provided in Paragraphs IV.B and C, no participant shall accrue any right to receive a bonus award under the Plan unless that participant remains in Employee status through the Completion
Date of the Performance Period. Accordingly, no bonus payment shall be made to any participant who ceases Employee status prior to the Completion Date, provided, however, that the provisions of Paragraphs IV.B and C shall govern the bonus entitlement of participants whose Employee status terminates under the various circumstances set forth in those provisions.
      D. The actual bonus which a participant earns for a particular Performance Period shall be paid pursuant to the following procedures:
           (i) As soon as administratively practicable following the Company's release of the financial results for the fiscal period or periods coincident with the Performance Period, the Plan Administrator shall meet to certify the actual levels at which the performance goals for such period or periods have been attained and determine, on the basis of such certified levels, the actual bonus amount to be paid to each participant for that Performance Period.
            (ii) Within fifteen (15) business days following the completion of such certification and determination process, the actual bonus amount determined for each participant shall be paid, subject to the Company's collection of all applicable federal, state and local income and employment withholding taxes.
            (iii) The scheduled payment date for the bonuses earned for each Performance Period shall be the first business day of March of the calendar year (the "Post-Performance Year") immediately following the calendar year in which the Completion Date for that Performance Period occurs. In no event will the bonuses be paid earlier than the first day of the Post-Performance Year or later than the last day of the Post-Performance Year, unless an earlier payment date for those bonuses would not otherwise result in adverse tax consequences under Section 409A of the Code. A participant may, however, defer the receipt of his or her bonus payment until separation from service or other designated date through a timely election made under the Company's Special Deferral Election Plan
      E.    All bonus payments shall be made in cash.


VII.	GENERAL PROVISIONS
      A. The Plan shall be subject to approval by the Company's shareholders at the 2008 Annual Meeting and shall become effective upon such shareholder approval, with the initial Performance Period to commence under the Plan on January 1, 2009 and end on December 31, 2009. Should such shareholder approval not be obtained, then the Plan shall not be implemented, and no bonus payments shall be made under the Plan.
      B. The Plan and all rights hereunder shall be construed, administered and governed in all respects in accordance with the laws of the State of California without resort to its conflict-of-laws provisions.
If any provision of the Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of the Plan shall continue in full force and effect.
      C. The Plan Administrator may at any time amend, suspend or terminate the Plan, provided such action does not adversely affect the rights and interests of participants accrued to date under the Plan or otherwise impair their ability to earn a bonus award based upon the performance objectives established by the Plan Administrator for the then-current Performance Period.
      D. Any amendment or modification of the Plan shall be subject to shareholder approval to the extent required under Code
Section 162(m) or other applicable law or regulation.
      E. Neither the action of the Company in establishing or maintaining the Plan, nor any action taken under the Plan by the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in Employee status for any period of specific duration, and each participant shall at all times remain an Employee at-will and may accordingly be discharged at any time, with or without cause and with or without advance notice of such discharge.
     F. No participant shall have the right to transfer, alienate, pledge or encumber his or her interest in the Plan, and such interest shall not (to the maximum permitted by law) be subject to the claims of the participant's creditors or to attachment, execution or other process of law. However, should a participant die before payment is made of the actual bonus to which he or she has become entitled under the Plan, then that bonus shall be paid to the executor or other legal representative of his or her estate.
      G. The terms and conditions of the Plan, together with the obligations and liabilities of the Company that accrue hereunder, shall be binding upon any successor to the Company, whether by way of merger, consolidation, reorganization or other change in ownership or control of the Company.
      H. No amounts accrued or earned under the Plan shall actually be funded, set aside or to otherwise segregated prior to actual payment. The obligation to pay the bonuses that actually become due and payable under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Participants shall have the status of general creditors and shall look solely and exclusively to the general assets of the Company for payment.